Exhibit 10.2
CASS INFORMATION SYSTEMS, INC.
2023 OMNIBUS STOCK AND PERFORMANCE COMPENSATION PLAN
RESTRICTED STOCK AWARD AGREEMENT

Participant Name:
Date of Grant:
Number of Restricted Shares subject to this Award:
We are pleased to inform you that, as an employee or director of Cass Information Systems, Inc. (“Cass” or “the Company”) or one of its Subsidiaries, you are granted an Award of Restricted Shares (“Shares”) under the Cass Information Systems, Inc. 2023 Omnibus Stock and Performance Compensation Plan (the “Plan”). Each Share under this Award represents one share of Cass common stock, $0.50 par value per share. This Award Agreement is subject to your acceptance as provided in Section 1 below and the terms and conditions that follow in this Award Agreement.
The date of the Award evidenced by this Award Agreement (the “Date of Grant”) is set forth above.
The terms and conditions of this Award Agreement, including non-standard provisions permitted by the Plan, are set forth below.
1.Acceptance of Award. This Award Agreement is to be accepted by signing your name on the signature page of this Award Agreement and causing it to be delivered to the Secretary of Cass, 12444 Powerscourt Drive, Suite 550, St. Louis, MO 63131, before 4:30 p.m. Central time on the 30th day after the Date of Grant. If the Secretary does not receive your properly signed copy of this Award Agreement before the time and date specified in the previous sentence, then, despite anything else provided in this Agreement, this Award will be void as if it was never awarded to you and will be of no effect. Your signing and timely delivering of this Award Agreement will evidence your acceptance on the terms and conditions stated in this Award Agreement.
2.Vesting and Forfeiture of Restricted Stock
a.Vesting of Time-Based Restricted Shares. With respect to forty percent (40%) of your Award Shares covering ___ Shares (“Time-Based Restricted Shares”) will vest and become immediately transferrable on ______________ (“Vesting Date”), which is three years from the date of grant (“Restriction Period”), if you remain employed through the Vesting Date, the Restriction Period will lapse with respect to applicable Time-Based Restricted Shares and Cass shall deliver the Shares to you effective three years from the date of grant. Cass shall deliver the Shares to you as explained in Section 3 of this Award Agreement.
b.Vesting of Performance-Based Restricted Shares. With respect to sixty percent (60%) of your Award Shares covering ___ Shares, (“Performance-Based Restricted Shares”), such Shares will vest and immediately become transferrable on _______________ (“Vesting Date”) in an amount, if any, based on the achievement of the performance goals set forth in Section 2.b.(i)-(iv) below. Any Performance-Based Restricted Shares which do not become vested because of the failure to achieve these performance goals for the Performance Period shall be forfeited.
i.The percentage of Performance-Based Restricted Shares shall vest based on achievement of earnings per share (“EPS”) and return on equity (“ROE”) goals over the Performance Period described below, as indicated in the table below. Each factor will be weighted 50% in determining the total percentage of Shares earned.
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Performance Period:	Beginning	____________________
(Three Years)	Ending	____________________

	50% Threshold	100% Target	150% Maximum
Earnings per Share (EPS)	$____	$____	$____
Return on Equity (ROE)	__%	__%	__%

ii.The percentage earned related to EPS goals shall be determined based on the cumulative EPS for the 3 year Performance Period. 100% will be earned if the Company achieves target performance, 50% shall be earned if the Company achieves threshold performance and a maximum of 150% of the shares shall be earned if the Company achieves maximum or better performance. Performance that falls between threshold and target or target and maximum performance shall be interpolated between the respective percentages. Any performance that falls below threshold will result in 0% earned attributable to EPS performance.
iii.The percentage earned related to ROE goals shall be based on the average ROE measured by calculating the average of each of the calendar year’s annual average ROE calculations over the 3 year Performance Period. 100% will be earned if the Company achieves target performance, 50% shall be earned if the Company achieves threshold performance and a maximum of 150% of the Shares will be earned if the Company achieves maximum or better performance. Performance that falls between threshold and target or target and maximum performance shall be interpolated between the respective percentages. Any performance that falls below threshold will result in 0% earned attributable to ROE performance.
iv.A weighting of 50% will be applied to each of the percentages earned related to EPS and ROE performance to determine the total percentage earned. The number of Shares earned will then be determined by taking the number of Performance-Based Restricted Shares awarded, stated in Section 2.b., multiplied by the total percentage earned. Any resulting partial shares will be rounded to the nearest whole share.
v.EPS and average ROE shall be determined based on generally accepted accounting principles (“GAAP”) and may be adjusted for extraordinary items as determined by the Company’s Board of Directors. Extraordinary items shall mean extraordinary, unusual and/or non-recurring items, including but not limited to: restructuring or restructuring-related charges, gains or losses attributable to the disposition of a business or major asset, resolution and/or settlement of litigation and other legal proceedings or any other such income or expense related item that the Board of Directors has determined to be of an unusual or extraordinary nature.
vi.Unless previously forfeited or transferred on account of your death, Total Disability or a Change in Control, the Restriction Period will lapse with respect to the applicable Performance-Based Restricted Shares earned, as described in Sections 2.b (i) – (v), and Cass shall deliver the Shares to you effective on the Vesting Date, which is three years from the date of grant, subject to the determination of performance results by the Board of Directors. In the event delays are experienced in determining the performance results beyond the Vesting Date, once such results are in fact determined, vesting shall occur retroactively back to the Vesting Date. Cass shall deliver the Shares to you as described in Section 3 of this Award Agreement.
3.Issuance of Restricted Shares
a.Time-Based Restricted Shares shall be held in book entry form on the books of Cass’s depository (or another institution specified by Cass) subject to the restrictions of this Award

Agreement until such time the Shares have Vested, as explained in Section 2.a. or vest as a result of your death, Total Disability or a Change in Control, as explained in Section 4.a. As soon as practicable following the lapse of restriction provisions and subsequent Vesting of Shares, Cass shall give transfer instructions to the institution holding the Shares in book entry form so that the Shares are transferred to you or your designated beneficiary, if applicable, without restriction.
You hereby (i) acknowledge that Shares may be held in book entry form on the books of Cass’s depository (or another institution specified by Cass), (ii) irrevocably authorize Cass to take such actions as may be necessary or appropriate to effect a transfer or cancellation of the record ownership of any such Unvested Shares that are forfeited in accordance with this Award Agreement, (iii) agree to take such other actions as Cass may reasonably request to accomplish the forfeiture of any Unvested Shares that are forfeited under this Award Agreement, and (iv) authorize Cass to cause such Shares to be cancelled or transferred in the event they are forfeited pursuant to this Award Agreement. For the purposes of this Award Agreement, “Unvested Shares” shall mean these shares that were not yet vested pursuant to the terms of this Award Agreement.
b.Performance-Based Restricted Shares shall not be issued until such time the Performance Period has ended and the Board of Directors have determined the performance results and number of shares earned, as described in Section 2.b (2.b.i) – (2.b.v). As soon as practicable following the determination of results, lapse of restrictions and subsequent vesting of Shares, Cass shall provide instructions to the depository institution (or other institution specified by Cass) to issue to recipient Shares earned in book entry form without restriction. The delivery of Shares in the event of a Death, Total Disability or a Change of Control is set forth in Section 4 below.
4.Effect of Death, Total Disability or Change of Control.
a.Time-Based Restricted Shares. If you die while in the employment or service of Cass or its Subsidiaries, the Restriction Period will lapse with respect to all outstanding Time-Based Restricted Shares and Cass shall deliver the Shares subject to this Award Agreement to your Designated Beneficiary or as provided in Section 6.e. if a Beneficiary has not been designated, has died or cannot be located. Subsequently, such Shares shall not be subject to forfeiture after your death. If you become Totally Disabled or a Change of Control occurs, that results in termination of service, while you are employed by or in the service of Cass or its Subsidiaries, the Restriction Period will lapse with respect to all outstanding Time-Based Restricted Shares and Cass shall deliver the Shares subject to this Award Agreement to you. Subsequently, such Shares shall not be subject to forfeiture after the occurrence of your Total Disability or a Change of Control occurs, that results in termination of service and such shares shall be delivered in the same manner as provided in this Section 2.
b.Performance-Based Restricted Shares. If you die or become Totally Disabled while in the employment or service of Cass or its Subsidiaries, all outstanding Performance-Based Restricted Shares shall vest in accordance with the normal terms of this Award Agreement as described in Section 2.b. In the case of your death Cass shall deliver the Shares that have vested to your Designated Beneficiary or as provided in Section 6.e. if a Beneficiary has not been designated, has died or cannot be located. If a Change in Control occurs that results in termination of employment during the Performance Period, all outstanding Performance-Based Restricted Shares will immediately vest and restrictions shall lapse at the Target Performance level and Cass shall deliver the shares to the recipient as explained in Section 3.b. as if the Restriction Period has ended.
5.Termination of Employment. If your employment or service with Cass or any of its Subsidiaries terminates, as described in Section 7, prior to the vesting of Shares in accordance with Section 2 other than by reason of your death, Total Disability, after a Change of Control or Normal Retirement, as described in Section 9, you shall forfeit all such Shares.
6.Restrictions. In association with the other terms of this Agreement and in accordance with the Plan, the Shares shall be subject to the following restrictions:
a.Neither (i) the Shares or any interest in them, (ii) the right to vote the Shares, (iii) the right to receive dividends on the Shares, or (iv) any other rights under this Agreement may be sold, transferred, donated, exchanged, pledged, hypothecated, assigned, or otherwise transferred, alienated or encumbered, by operation of law or otherwise, until (and then only to the extent of)

the Shares are delivered to you or, in the event of your death, your Designated Beneficiary or Beneficiaries or testamentary transferee or transferees.
b.You shall have, with respect to the Time-Based Restricted Shares, all of the rights of a holder of Shares, including the right to vote such Shares and to earn any cash dividends thereon, except as otherwise provided in the Plan. Additional Shares of Cass common stock resulting from adjustments under Section XII of the Plan with respect to Shares subject to this Agreement shall be treated as additional Shares subject to the same restrictions and other terms of this Award Agreement. Cash dividends accrued on Unvested Shares shall be retained by Cass until the underlying Shares have vested and restrictions lifted and shall be payable subject to fulfillment of the terms and conditions of this Agreement. Such dividends are taxable to you as compensation income, and not dividend income, and are deductible by Cass or its Subsidiaries for income tax purposes as compensation income.
c.You shall have, with respect to the Performance-Based Shares, none of the rights of a holder of Shares, including the right to vote such Shares and to earn any cash dividends thereon, until such shares have vested and restrictions lifted. Additional Shares of Cass common stock resulting from adjustments under Section XII of the Plan with respect to Shares subject to this Agreement shall be treated as additional Shares subject to the same restrictions and other terms of this Agreement.
d.During your lifetime, Shares shall only be delivered to you. Any Shares transferred in accordance with this Agreement shall continue to be subject to the terms and conditions of this Agreement. Any transfer permitted under this Agreement shall be promptly reported in writing to Cass’s Secretary.
e.You may designate a beneficiary or beneficiaries (“Designated Beneficiary or Beneficiaries”) on the Designated Beneficiary form attached to this Agreement to receive Shares which vest on your death. If you do not complete the Beneficiary Designation form or if, after your death, your Designated Beneficiary or Beneficiaries has or have died or cannot be located, Shares which become vested on your death shall be transferred in accordance with your will or, if you have no will, in accordance with the terms of the Plan.
7.Effect of Other Causes of Termination of Employment. If your employment or service with Cass or any of its Subsidiaries terminates, as described in this Section 7, prior to the vesting of Shares in accordance with Section 2, you shall forfeit all such Unvested Shares:

a.You voluntarily or involuntarily terminate employment without eligibility for Normal Retirement, as described in Section 9 of this Award Agreement.
b.Your employment or service by a Subsidiary of Cass shall be considered terminated on the date that the company for which you are employed or serve is no longer a Subsidiary of Cass, for reasons other than a Change in Control.
c.Notwithstanding anything in this Award Agreement to the contrary, if your employment or service with Cass or a Subsidiary is Terminated for Cause, you shall forfeit all Shares for no consideration, including any Shares that have vested in accordance with Section 2.
8.Transfer of Employment; Leave of Absence. A transfer of your employment from Cass to a Subsidiary or vice versa, or from one Subsidiary to another, without an intervening period, shall not be deemed a termination of employment. If you are granted an authorized leave of absence, you shall be deemed to have remained in the employ or service of the company by which you are employed or of which you serve as a director during such leave of absence.
9.Normal Retirement. Provided you complete one of service after the Date of Grant under this Award Agreement or the Committee waives this one-year service requirement consistent with the limitations set forth in Section 5.4 of the Plan, you shall be eligible for normal retirement upon your voluntary resignation after reaching age 65 with a minimum of 5 years of service (“Normal Retirement”). Upon satisfying the age and service conditions for Normal Retirement, all Shares granted in this Award Agreement shall no longer be subject to forfeiture, though such Shares shall not become fully transferrable until the Vesting

Date at the end of the applicable Restriction Period or Performance Period described in Section 2 of this Award Agreement.
10.Tax Matters.
a.Federal Income tax withholding (and state and local income tax withholding, if applicable) may be required with respect to the taxation of income realized when restrictions are removed from the Shares or in the event you make the Section 83(b) election described in Section 22. You agree to deliver to Cass only the amounts the Committee determines should be withheld, provided, however, that you may pay a portion or all of such withholding taxes by electing to have (i) Cass withhold a portion of the Shares that would otherwise be delivered to you or (ii) you can deliver to Cass Shares that you have owned for at least six months, in either case, having a Fair Market Value (as of the date that the amount of taxes is to be withheld) in the sum of the amount to be withheld plus reasonable expenses of selling such Shares, and provided further that your election shall be irrevocable and subject to the approval of the Committee.
b.You should consult with your tax advisor regarding the tax consequences of receiving shares and making the Section 83(b) election described in Section 22.
11.Employment and Service. Nothing contained in this Award Agreement or the Plan shall confer any right to continue in the employ or other service of Cass or any of its Subsidiaries or limit in any way the right of Cass or a Subsidiary to change your compensation or other benefits or to terminate your employment or other service with or without Cause.
12.Listing: Securities Considerations. Despite anything else in this Award Agreement, if at any time the Board determines, in its sole discretion, the listing, registration or qualification (or an updating of any such document) of the Shares issuable under this Agreement is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of the Shares, or the removal of any restrictions imposed on such Shares, such Shares shall not be issued, in whole or in part, or the restrictions on the Shares removed, unless such listing, registration, qualifications, consent or approval shall have been effected or obtained free of any conditions not acceptable to Cass.
13.Clawback Policy. Notwithstanding any provision to the contrary, in the event Cass materially restates its financial statements, the Compensation Committee shall have the discretion to rescind, revoke, adjust or otherwise modify the award. Such action will be taken consistent with the Compensation Committee’s governing Clawback Policy, a copy of which is available from the Secretary of Cass upon request.
14.Binding Effect. This Agreement shall inure to the benefit of and be binding on the parties to this Agreement and their respective heirs, executors, administrators, legal representatives and successors. Without limiting the generality of the foregoing, whenever the term “you” is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators, or legal representatives to whom Shares may be transferred by the Beneficiary Designation, will or the laws of descent and distribution, the term “you” shall be deemed to include such person or persons.
15.Plan Provisions Govern.
a.This award is subject to the terms, conditions, restrictions and other provisions of the Plan as if all those provisions were set forth in their entirety in this Award Agreement. If any provision of this Award Agreement conflicts with a provision of the Plan, the Plan provision shall control.
b.You acknowledge that a copy of the Plan and a prospectus summarizing the Plan was distributed or made available to you and that you were advised to review that material before entering into this Award Agreement. You waive the right to claim that the provisions of the Plan are not binding on you and your heirs, executors, administrators, legal representatives and successors.
c.Capitalized terms used but not defined in this Award Agreement have the meanings given those terms in the Plan.
d.By your signature below, you represent that you are familiar with the terms and provisions of the Plan, and hereby accept this Award Agreement subject to all of the terms and provisions of the

Plan. You have reviewed the Plan and this Award Agreement in their entirety and fully understand all provisions of the Plan and this Award Agreement. You agree to accept as binding, conclusive and final all decisions or interpretations of the Committee on any questions arising under the Plan or this Award Agreement.
16.Governing Law and Venue. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Missouri despite any laws of that state that would apply the laws of a different state. In the event of litigation arising in connection with this Award Agreement and/or the Plan, the parties hereto agree to submit to the jurisdiction of state and Federal courts located in Missouri.
17.Severability. If any term or provision of this Award Agreement, or the application of this Award Agreement to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, both parties intend for any court construing this Award Agreement to modify or limit that provision so as to render it valid and enforceable to the fullest extent allowed by law. Any provision that is not susceptible of reformation shall be ignored so as to not affect any other term or provision of this Award Agreement, and the remainder of this Award Agreement, or the application of that term or provision to persons of circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Award Agreement shall be valid and enforceable to the fullest extent permitted by law.
18.Entire Agreement; Modification. The Plan and this Award Agreement contain the entire agreement between the parties with respect to the subject matter contained in this Award Agreement and it may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided in the Plan, or in this Award Agreement, as it may be amended from time to time by a written document signed by each of the parties to this Award Agreement. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained in this Award Agreement made before the signing of this Award Agreement shall be void and ineffective for all purposes.
19.Counterparts. This Award Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Award Agreement.
20.Descriptive Headings. The descriptive headings of this Award Agreement are inserted for convenience only and do not constitute a part of this Award Agreement.
21.Notices; Electronic Delivery. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Award Agreement shall be in writing and shall be deemed to have been given when delivered personally; mailed by certified or registered mail, return receipt requested and postage prepaid; delivered by a nationally recognized overnight delivery service or sent by facsimile and confirmed by first class mail, to the recipient. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:
a.If to you:    _____________________
_____________________
_____________________
b.If to the Company:    Secretary
Cass Information Systems, Inc.
12444 Powerscourt Drive, Suite 550
St. Louis, Missouri 63131
or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party. You agree during the term of this Award Agreement to keep Cass informed of your current mailing address and of receiving written notice from Cass in accordance with this Section 21. In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that may be required to be delivered to you (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by Cass. Electronic delivery may be via electronic mail system or by reference to a location on a Cass intranet to which you have access. You hereby consent to any and all procedures Cass has established or may establish for an electronic signature system for delivery and acceptance of any such documents that may be required to be delivered to you, and agree that your electronic signature is the same as, and shall have the same force and effect as, your manual signature.
22.Section 83(b) Election. In the event you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Shares, the parties hereto shall cooperate to insure such election is effective.
23.Authority to Receive Payments. Any amount payable to or for the benefit of a minor, an incompetent person or other person incapable of receiving such payment shall be deemed paid when paid to the conservator of such person’s estate or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge Cass and Members of the Committee and the Board with respect thereto.
24.Data Privacy. By executing this Award Agreement and participating in the Plan, you hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of personal data by and among, as applicable, your employer, administrative agents and Cass and other subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that administrative agents, Cass, your employer and other subsidiaries may hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or other identification number, salary/compensation, nationality, job title, any stock or directorships held in Cass, details of shares awarded, canceled, purchased or outstanding in your favor, for the purpose of managing and administering the Plan. You further understand that some or all related data may be transferred to any third parties assisting Cass in the implementation, administration and management of the Plan. You understand that these recipients may be located in your country of residence, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country of residence. You authorize the recipients to receive, possess, use, retain and transfer related data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that withdrawing your consent may affect your ability to participate in the Plan.
[Signature Page Follows]

In Witness Whereof, the parties have caused this Agreement to be signed and delivered as of the day and year first above written.

CASS INFORMATION SYSTEMS, INC.	PARTICIPANT

Signature	Signature
By: ______	Date:
Title:
Date: